Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Media Contacts:	Lainie Keller	Investor Contacts:	Justin Holko
	(908) 236-5036		(908) 740-1879

	Steven Cragle		Joe Romanelli
	(908) 740-1801		(908) 740-1986

Merck Announces Fourth-Quarter and Full-Year 2014 Financial Results

•                  Fourth-Quarter 2014 Non-GAAP EPS of $0.87, Excluding Certain Items; GAAP EPS of $2.54; Full-Year 2014 Non-GAAP EPS of $3.49, Excluding Certain Items; GAAP EPS of $4.07

•                  2015 Full-Year Non-GAAP EPS Target of $3.32 to $3.47, Including a $0.27 Negative Impact From Foreign Exchange and Excluding Certain Items; GAAP EPS Range of $1.62 to $1.91

•                  Fourth-Quarter 2014 Worldwide Sales of $10.5 Billion, a Decrease of 7 Percent, Reflecting Unfavorable Impact of Patent Expiries and Divestitures and a 3 Percent Negative Impact From Foreign Exchange

•                  Full-Year 2014 Worldwide Sales of $42.2 Billion, a Decrease of 4 Percent, Reflecting Unfavorable Impact of Patent Expiries and Divestitures and a 1 Percent Negative Impact From Foreign Exchange

•                  Full-Year Results Reflect Sales Growth in Immunology, Diabetes, Hospital Acute Care, Vaccines and Animal Health and Sales Declines in Hepatitis C

•                  Six New Products Were Approved in the United States in 2014; Company Accelerated KEYTRUDA and Hepatitis C Clinical Development Programs

KENILWORTH, N.J., Feb. 4, 2015 — Merck (NYSE: MRK), known as MSD outside the United States and Canada, today announced financial results for the fourth quarter and full year of 2014.

	Fourth Quarter		Year Ended
$ in millions, except EPS amounts	2014	2013	Dec. 31, 2014	Dec. 31, 2013
Sales	$10,482	$11,319	$42,237	$44,033
GAAP EPS	2.54	0.26	4.07	1.47
Non-GAAP EPS that excludes items listed below(1)	0.87	0.88	3.49	3.49
GAAP Net Income(2)	7,316	781	11,920	4,404
Non-GAAP Net Income that excludes items listed below(1),(2)	2,504	2,599	10,215	10,443

(1) Merck is providing certain 2014 and 2013 non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance. This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP. For description of the items, see Tables 2a and 2b, including the related footnotes, attached to this release.

(2) Net income attributable to Merck & Co., Inc.

Non-GAAP (generally accepted accounting principles) earnings per share (EPS) of $0.87 for the fourth quarter and $3.49 for the full year of 2014 exclude acquisition- and divestiture-related costs, restructuring costs and certain other items, as well as an $11.2 billion gain on the divestiture of the Consumer Care business.

A reconciliation of GAAP to non-GAAP net income and EPS is provided in the tables that follow.

	Fourth Quarter		Year Ended
$ in millions, except EPS amounts	2014	2013	Dec. 31, 2014	Dec. 31, 2013
EPS
GAAP EPS	$2.54	$0.26	$4.07	$1.47
Difference(3)	(1.67)	0.62	(0.58)	2.02
Non-GAAP EPS that excludes items listed below(1)	$0.87	$0.88	$3.49	$3.49

Net Income
GAAP net income(2)	$7,316	$781	$11,920	$4,404
Difference	(4,812)	1,818	(1,705)	6,039
Non-GAAP net income that excludes items listed below(1),(2)	$2,504	$2,599	$10,215	$10,443

Decrease (Increase) in Net Income Due to Excluded Items:
Acquisition- and divestiture-related costs(4)	$1,394	$1,348	$5,946	$5,549
Restructuring costs	619	962	1,978	2,401
Gain on sale of Merck Consumer Care	(11,209)	—	(11,209)	—
Gain on AstraZeneca option exercise	—	—	(741)	—
Gain on divestiture of certain ophthalmic products	(84)	—	(480)	—
Loss on extinguishment of debt	628	—	628	—
Additional year of health care reform fee	—	—	193	—
Other	(14)	—	(9)	(13)
Net decrease (increase) in income before taxes	(8,666)	2,310	(3,694)	7,937
Income tax (benefit) expense(5)	3,854	(492)	2,045	(1,898)
Acquisition- and divestiture-related costs attributable to non-controlling interests	—	—	(56)	—
Decrease (increase) in net income	$(4,812)	$1,818	$(1,705)	$6,039

Select Business Highlights

In 2014, Merck took proactive, strategic action to sharpen its commercial and research and development (R&D) focus, redesign its operating model and reduce its cost base. Through consistent execution of these actions, the company continued to transform into a more competitive, more innovative company and is building a platform for sustained future growth.

(3) Represents the difference between calculated GAAP EPS and calculated non-GAAP EPS, which may be different than the amount calculated by dividing the impact of the excluded items by the weighted-average shares for the period.

(4) Includes expenses for the amortization of intangible assets recognized as a result of mergers and acquisitions, intangible asset impairment charges and expense or income related to changes in the fair value measurement of contingent consideration. Also includes merger integration costs, as well as transaction and certain other costs related to business acquisitions and divestitures.

(5) Includes the estimated tax impact on the reconciling items. In addition, amount for full-year 2014 includes a net benefit of $517 million recorded in connection with AstraZeneca’s option exercise, as well as a benefit of approximately $300 million associated with a capital loss generated in the first quarter. Amount for full-year 2013 also includes net benefits of approximately $325 million related to the settlements of certain federal income tax issues.

“Our stronger focus has led to better, consistent execution, and our results in 2014 demonstrate the significant progress we’ve made in evolving the company to better serve health care markets around the world,” said Kenneth C. Frazier, chairman and chief executive officer, Merck. “As we look forward to 2015 and beyond, we will continue to focus our resources on those internal and external opportunities that can generate the most value for patients, customers and shareholders.”

“While we are transforming the way Merck operates and executes, our fundamental strategy has remained consistent. Our success and our future will continue to be predicated on innovating at the intersection of scientific opportunity and global unmet medical need. This is the best pathway to sustainable, long-term growth,” continued Frazier.

Worldwide sales were $10.5 billion for the fourth quarter of 2014, a decrease of 7 percent compared with the fourth quarter of 2013, including a 3 percent negative impact from foreign exchange and a 7 percent negative impact from patent expiries and divestitures, including the Consumer Care business. Full-year 2014 worldwide sales were $42.2 billion, a decrease of 4 percent compared with the full year of 2013, including a 1 percent negative impact from foreign exchange and a 4 percent negative impact from patent expiries and divestitures, including the Consumer Care business.

The following table reflects sales of the company’s top pharmaceutical products, as well as total sales of Animal Health and Consumer Care products.

$ in millions	Fourth Quarter 2014	Fourth Quarter 2013	Change	Change Ex- Exchange	Year Ended Dec. 31, 2014	Year Ended Dec. 31, 2013	Change	Change Ex- Exchange
Total Sales	$10,482	$11,319	-7%	-4%	$42,237	$44,033	-4%	-3%
Pharmaceutical	9,370	9,760	-4%	0%	36,042	37,437	-4%	-2%
JANUVIA/ JANUMET	1,652	1,624	2%	6%	6,002	5,833	3%	4%
ZETIA/ VYTORIN	1,032	1,152	-10%	-7%	4,166	4,300	-3%	-2%
REMICADE	557	620	-10%	-3%	2,372	2,271	4%	4%
GARDASIL	356	394	-10%	-6%	1,738	1,831	-5%	-3%
ISENTRESS	418	442	-5%	-1%	1,673	1,643	2%	3%
PROQUAD, M-M-R II and VARIVAX	366	273	34%	36%	1,394	1,306	7%	8%
NASONEX	268	327	-18%	-15%	1,099	1,335	-18%	-16%
SINGULAIR	319	298	7%	16%	1,092	1,196	-9%	-4%
Animal Health	885	871	2%	8%	3,454	3,362	3%	5%
Consumer Care	16	390	-96%	-96%	1,547	1,894	-18%	-17%
Other Revenues	211	298	-29%	-63%	1,194	1,340	-11%	-24%

Commercial and Pipeline Highlights

•                  The company continued to make steady progress in advancing its late-stage pipeline, and received U.S. approval for six new products in 2014 that are launching in 2015,

including novel medicines KEYTRUDA (pembrolizumab) for the treatment of advanced melanoma in patients whose disease has progressed after other therapies and BELSOMRA (suvorexant) for the treatment of insomnia.

•                  Additionally, as part of its acquisition of Cubist Pharmaceuticals, Inc. (Cubist), the company acquired ZERBAXA (ceftolozane/tazobactam), an antibiotic approved by the U.S. Food and Drug Administration (FDA) in December 2014 to treat Gram-negative bacteria, a key cause of in-hospital infections. The company is preparing to launch ZERBAXA immediately in the United States.

•                  Merck continued to accelerate its KEYTRUDA program.

•                  In September 2014, the FDA granted approval of KEYTRUDA, the first FDA-approved anti-PD-1 therapy. An estimated 2,000 patients were receiving treatment with KEYTRUDA in December 2014.

•                  KEYTRUDA received Breakthrough Therapy Designation from the FDA for advanced non-small cell lung cancer (NSCLC) in 2014. Last month, the company announced that it expects to submit a supplemental Biologics License Application in mid-year 2015 to the FDA for KEYTRUDA for the treatment of patients with Epidermal Growth Factor Receptor (EGFR) mutation-negative and Anaplastic Lymphoma Kinase (ALK) rearrangement-negative NSCLC whose disease has progressed on or following platinum-containing chemotherapy.

•                  KEYTRUDA continues to be studied in more than 30 cancers and in 20 combination settings, and Merck has presented data in a number of different tumor types.

•                  The company accelerated its hepatitis C virus (HCV) clinical development program in 2014.

•                  Merck recently announced that it expects to file a New Drug Application (NDA) with the FDA in the first half of 2015 for grazoprevir/elbasvir (MK-5172/MK-8742), the company’s investigational oral, once-daily combination regimen for the treatment of chronic HCV infection.

•                  On Jan. 30, 2015, the company received notification from the FDA of its intent to rescind Breakthrough Therapy Designation status for this combination treatment regimen, citing the availability of other recently approved treatments for Genotype 1 patients. The company expects to discuss this matter with the FDA and does not expect that it will impact its ability to file an NDA for this combination regimen or the timing of that filing.

•                  The company has started the Phase 2 C-CREST studies to study combination regimens of grazoprevir and MK-3682 (formerly IDX21437) with either elbasvir or MK-8408 for the treatment of HCV infection. The company expects to begin Phase 3 studies in 2015.

•                  The company continued to build upon its legacy and leadership in vaccines with the approval of GARDASIL 9 (Human Papillomavirus 9-valent Vaccine, Recombinant), which was approved by the FDA in December 2014 to prevent cancers and other diseases caused by nine HPV types.

•                  The company anticipates an FDA advisory committee meeting will be held in the first quarter of 2015 to review BRIDION (sugammadex), an investigational agent for the reversal of neuromuscular blockade induced by rocuronium or vecuronium. If approved, the company expects to launch BRIDION later in 2015.

•                  The company strengthened its antibiotics portfolio by acquiring Cubist; its hepatitis pipeline by acquiring Idenix Pharmaceuticals, Inc.; and its oncology pipeline by acquiring OncoEthix.

Pharmaceutical Revenue Performance

Fourth-quarter pharmaceutical sales declined 4 percent to $9.4 billion, including a 4 percent negative impact from foreign exchange and a 3 percent negative impact reflecting approximately $200 million of lower sales from patent expiries and product divestitures. Also contributing to the decline were lower sales of ZETIA (ezetimibe)/VYTORIN (ezetimibe/ simvastatin), medicines for lowering LDL cholesterol; the HCV portfolio of VICTRELIS (boceprevir) and PEGINTRON (peginterferon alfa-2b); and REMICADE (infliximab), a treatment for inflammatory diseases. These declines were partially offset by growth in the four core therapeutic areas of vaccines, diabetes, hospital acute care and oncology. The growth in oncology reflects the launch of KEYTRUDA whose sales were $50 million in the fourth quarter of 2014. Full-year 2014 pharmaceutical sales declined 4 percent to $36.0 billion, including a 2 percent negative impact from foreign exchange and a 3 percent negative impact from patent expiries and product divestitures.

Animal Health Revenue Performance

Animal Health sales totaled $885 million for the fourth quarter of 2014, an increase of 2 percent compared with the fourth quarter of 2013, including a 6 percent negative impact from foreign exchange. Growth was driven by increases across most species. In companion animals, growth was supported by the global launch of BRAVECTO (fluralaner), a chewable tablet that kills fleas and ticks in dogs for up to 12 weeks. Worldwide sales for the full year of 2014 were

$3.5 billion, an increase of 3 percent, including a 2 percent negative impact from foreign exchange. Full-year 2014 results reflect the company’s decision in the third quarter of 2013 to voluntarily suspend the sale of ZILMAX (zilpaterol hydrochloride), a feed supplement for beef cattle, in the United States and Canada. Excluding ZILMAX, full-year 2014 sales grew 7 percent, including a 2 percent negative impact from foreign exchange.

Other Revenue Performance

Other revenues — primarily comprising alliance revenue, miscellaneous corporate revenues and third-party manufacturing sales — decreased 29 percent to $211 million compared to the fourth quarter of 2013. The decrease was driven primarily by the loss of revenue from AstraZeneca (AZ) recorded by Merck, which was $193 million in the fourth quarter of 2013. On June 30, 2014, AZ exercised its option to buy the company’s interest in a subsidiary and, through it, the company’s interest in Nexium and Prilosec. Other revenues decreased 11 percent to $1.2 billion for the full year of 2014.

Fourth-Quarter and Full-Year 2014 Expense and Other Information

The costs detailed below totaled $9.3 billion on a GAAP basis during the fourth quarter of 2014 and include $2.0 billion of acquisition- and divestiture-related costs and restructuring costs and certain other items.

	Included in expenses for the period
$ in millions	GAAP	Acquisition- and Divestiture- Related Costs(4)	Restructuring Costs	Non-GAAP(1)
Fourth Quarter 2014
Materials and production	$3,749	$984	$105	$2,660
Marketing and administrative	2,924	81	57	2,786
Research and development	2,283	329	108	1,846
Restructuring costs	349	—	349	—

Fourth Quarter 2013
Materials and production	$4,607	$1,301	$253	$3,053
Marketing and administrative	2,982	32	81	2,869
Research and development	1,836	15	63	1,758
Restructuring costs	565	—	565	—

The costs detailed below totaled $36.6 billion on a GAAP basis for the full year of 2014 and include $8.0 billion of acquisition-related costs and restructuring costs and certain other items.

	Included in expenses for the period
$ in millions	GAAP	Acquisition- and Divestiture- Related Costs(4)	Restructuring Costs	Certain Other Items	Non-GAAP(1)
Year Ended Dec. 31, 2014
Materials and production	$16,768	$5,254	$482	$—	$11,032
Marketing and administrative	11,606	234	200	193	10,979
Research and development	7,180	365	283	—	6,532
Restructuring costs	1,013	—	1,013	—	—

Year Ended Dec. 31, 2013
Materials and production	$16,954	$5,176	$446	$—	$11,332
Marketing and administrative	11,911	94	145	—	11,672
Research and development	7,503	279	101	—	7,123
Restructuring costs	1,709	—	1,709	—	—

The gross margin was 64.2 percent for the fourth quarter of 2014 compared to 59.3 percent for the fourth quarter of 2013, reflecting 10.4 and 13.7 unfavorable percentage point impacts, respectively, from the acquisition- and divestiture-related costs and restructuring costs noted above. The gross margin was 60.3 percent for the full year of 2014 compared to 61.5 percent for the full year of 2013, reflecting 13.6 and 12.8 unfavorable percentage point impacts, respectively, from the acquisition- and divestiture-related costs and restructuring costs noted above.

Marketing and administrative expenses, on a non-GAAP basis, were $2.8 billion in the fourth quarter of 2014, a decrease from $2.9 billion in the same period of 2013, which was primarily driven by the sale of the Consumer Care business. Full-year marketing and administrative expenses in 2014, on a non-GAAP basis, were $11.0 billion, a decrease from $11.7 billion in 2013. The declines were primarily due to productivity measures and divestitures.

R&D expenses, on a non-GAAP basis, were $1.8 billion in the fourth quarter of 2014, a 5 percent increase compared to the fourth quarter of 2013. Full-year R&D expenses in 2014, on a non-GAAP basis, were $6.5 billion, a decrease from $7.1 billion in 2013. The full-year decline reflects targeted cost reductions and lower clinical development spending resulting from portfolio prioritization.

Other (income) expense, net, was $10.6 billion of income in the fourth quarter of 2014 compared to $157 million of expense in the fourth quarter of 2013. Other (income) expense, net, was $11.4 billion of income for the full year of 2014 compared to $815 million of expense for the full year of 2013. Other (income) expense, net in the fourth quarter and full year of 2014 includes an $11.2 billion gain on the divestiture of the Consumer Care business and a $628 million loss on the extinguishment of debt.

The GAAP effective tax rates of 38.0 percent for the fourth quarter of 2014 and 30.9 percent for the full year of 2014 reflect the impacts of acquisition- and divestiture-related costs, restructuring costs and certain other items, including the impact of the gain on the divestiture of the Consumer Care business being taxed primarily at combined U.S. federal and state tax rates. The non-GAAP effective tax rates, which exclude these items, were 20.0 percent for the fourth quarter and 24.3 percent for the full year of 2014. Both the GAAP and non-GAAP effective tax rates for the fourth quarter and full year of 2014 include the favorable impact of tax legislation enacted in the fourth quarter of 2014.

Financial Outlook

Merck expects its full-year 2015 non-GAAP EPS range to be between $3.32 and $3.47, including a $0.27 negative impact from foreign exchange. The range excludes acquisition- and divestiture-related costs and costs related to restructuring programs. Merck expects its full-year 2015 GAAP EPS range to be between $1.62 and $1.91.

At mid-January 2015 exchange rates, Merck anticipates full-year 2015 revenues to be between $38.3 billion and $39.8 billion, including a $2.6 billion negative impact from foreign exchange and approximately $1 billion of net lost sales from acquisitions and divestitures.

In addition, the company expects full-year 2015 non-GAAP marketing and administrative expenses to be below 2014 levels and R&D expenses to be modestly above 2014 levels.

The company anticipates its full-year 2015 non-GAAP tax rate will be in the range of 22 to 23 percent, not including a 2015 R&D tax credit.

A reconciliation of anticipated 2015 EPS, as reported in accordance with GAAP to non-GAAP EPS that excludes certain items, is provided in the table below.

$ in millions, except EPS amounts	Full Year 2015
GAAP EPS	$1.62 to $1.91
Difference(3)	1.70 to 1.56
Non-GAAP EPS that excludes items listed below	$3.32 to $3.47

Acquisition- and divestiture-related costs	$5,000 to $4,700
Restructuring costs	950 to 750
Net decrease (increase) in income before taxes	5,950 to 5,450
Estimated income tax (benefit) expense	(1,100) to (1,000)
Decrease (increase) in net income	$4,850 to $4,450

Total Employees

As of Dec. 31, 2014, Merck had approximately 70,000 employees worldwide, including the company’s joint ventures in China and Brazil.

Earnings Conference Call

Investors, journalists and the general public may access a live audio webcast of the call today at 8:00 a.m. EST on Merck’s website at http://www.merck.com/investors/events-and-presentations/home.html. Institutional investors and analysts can participate in the call by dialing (706) 758-9927 or (877) 381-5782 and using ID code number 54622693. Members of the media are invited to monitor the call by dialing (706) 758-9928 or (800) 399-7917 and using ID code number 54622693. Journalists who wish to ask questions are requested to contact a member of Merck’s Media Relations team at the conclusion of the call.

About Merck

Today’s Merck is a global health care leader working to help the world be well. Merck is known as MSD outside the United States and Canada. Through our prescription medicines, vaccines, biologic therapies and animal health products, we work with customers and operate in more than 140 countries to deliver innovative health solutions. We also demonstrate our commitment to increasing access to health care through far-reaching policies, programs and partnerships. For more information, visit www.merck.com and connect with us on Twitter, Facebook and YouTube. You can also follow our Twitter conversation at $MRK.

Forward-Looking Statement

This news release includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and expectations of Merck’s management and are subject to significant risks and uncertainties. There can be no guarantees with respect to pipeline products that the products will receive the necessary regulatory approvals or that they will prove to be commercially successful. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include but are not limited to, general industry conditions and competition; general economic factors, including interest rate and currency exchange rate fluctuations; the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; global trends toward health care cost containment; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approval; Merck’s ability to accurately predict future market conditions; manufacturing difficulties or delays; financial instability of international economies and sovereign risk; dependence on the effectiveness of

Merck’s patents and other protections for innovative products; and the exposure to litigation, including patent litigation, and/or regulatory actions.

Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in Merck’s 2013 Annual Report on Form 10-K and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov).

###

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF INCOME - GAAP

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 1

				GAAP
	GAAP			Dec YTD	Dec YTD
	4Q14	4Q13	% Change	2014	2013	% Change

Sales	$10,482	$11,319	-7%	$42,237	$44,033	-4%

Costs, Expenses and Other
Materials and production (1)	3,749	4,607	-19%	16,768	16,954	-1%
Marketing and administrative (1)	2,924	2,982	-2%	11,606	11,911	-3%
Research and development (1)	2,283	1,836	24%	7,180	7,503	-4%
Restructuring costs (2)	349	565	-38%	1,013	1,709	-41%
Equity income from affiliates (3)	(16)	(53)	-70%	(257)	(404)	-36%
Other (income) expense, net (1) (4)	(10,618)	157	*	(11,356)	815	*
Income Before Taxes	11,811	1,225	*	17,283	5,545	*
Income Tax Provision	4,484	410		5,349	1,028
Net Income	7,327	815	*	11,934	4,517	*
Less: Net Income Attributable to Noncontrolling Interests	11	34		14	113
Net Income Attributable to Merck & Co., Inc.	$7,316	$781	*	$11,920	$4,404	*
Earnings per Common Share Assuming Dilution	$2.54	$0.26	*	$4.07	$1.47	*

Average Shares Outstanding Assuming Dilution	2,880	2,959		2,928	2,996
Tax Rate (5)	38.0%	33.5%		30.9%	18.5%

* 100% or greater

(1) Amounts include the impact of acquisition and divestiture-related costs, restructuring costs and certain other items. See accompanying tables for details.

(2) Represents separation and other related costs associated with restructuring activities under the company’s formal restructuring programs.

(3) Reflects the performance of the company’s joint ventures and other equity method affiliates, including the Sanofi Pasteur MSD partnership, as well as the AstraZeneca LP partnership until its termination on June 30, 2014.

(4) Other (income) expense, net in the fourth quarter and full year of 2014 includes an $11.2 billion gain on the divestiture of Merck’s Consumer Care business and a $628 million loss on the extinguishment of debt.  In addition, other (income) expense, net for the full year of 2014 includes a gain of $741 million related to AstraZeneca’s option exercise, gains of $480 million on the divestiture of certain ophthalmic products in several international markets, and gains of $204 million related to the divestiture of the company’s Sirna Therapeutics, Inc. subsidiary, as well as a $93 million goodwill impairment charge related to the company’s joint venture with Supera Farma Laboratorios S.A.  Other (income) expense, net in 2013 reflects approximately $140 million of exchange losses as a result of a Venezuelan currency devaluation.

(5)  The effective income tax rates for the fourth quarter and full year of 2014 include the impact of the gain on the divestiture of Merck’s Consumer Care business being taxed primarily at combined U.S. federal and state tax rates.  The effective income tax rates for the fourth quarter and full year of 2014 also reflect the favorable impact of tax legislation enacted in the fourth quarter of 2014.  In addition, the effective income tax rate for the full year of 2014 reflects a net benefit of $517 million recorded in connection with AstraZeneca’s option exercise, as well as a benefit of approximately $300 million associated with a capital loss generated in the first quarter of 2014.

The effective income tax rate for the full year of 2013 reflects net benefits from the settlements of certain federal income tax issues, reductions in tax reserves upon expiration of applicable statute of limitations and the favorable impact of tax legislation enacted in the first quarter of 2013.

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF INCOME

GAAP TO NON-GAAP RECONCILIATION

FOURTH QUARTER 2014

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 2a

	GAAP	Acquisition and Divestiture- Related Costs (1)	Restructuring Costs (2)	Certain Other Items (3)	Adjustment Subtotal		Non-GAAP

Sales	$10,482						$10,482

Costs, Expenses and Other
Materials and production	3,749	984	105		1,089		2,660
Marketing and administrative	2,924	81	57		138		2,786
Research and development	2,283	329	108		437		1,846
Restructuring costs	349		349		349		—
Equity income from affiliates	(16)						(16)
Other (income) expense, net	(10,618)			(10,679)	(10,679)		61
Income Before Taxes	11,811	(1,394)	(619)	10,679	8,666		3,145
Taxes on Income	4,484				3,854	(4)	630
Net Income	7,327				4,812		2,515
Less: Net Income Attributable to Noncontrolling Interests	11						11
Net Income Attributable to Merck & Co., Inc.	$7,316				$4,812		$2,504
Earnings per Common Share Assuming Dilution	$2.54						$0.87

Average Shares Outstanding Assuming Dilution	2,880						2,880
Tax Rate	38.0%						20.0%

Merck is providing non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance.  This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP.

(1) Amounts included in materials and production costs reflect expenses for the amortization of intangible assets recognized as a result of mergers and acquisitions.  Amounts included in marketing and administrative expenses reflect merger integration costs, as well as transaction and certain other costs related to business acquisitions and divestitures.  Amounts included in research and development expenses reflect a $316 million charge resulting from an increase in the fair value of a liability for contingent consideration, as well as in-process research and development (“IPR&D”) impairment charges of $13 million.

(2) Amounts primarily include employee separation costs and accelerated depreciation associated with facilities to be closed or divested related to actions under the company’s formal restructuring programs.

(3) Included in other (income) expense, net is an $11.2 billion gain on the divestiture of Merck’s Consumer Care business, an additional gain of $84 million on the divestiture of certain ophthalmic products in several international markets and a $628 million loss on the extinguishment of debt.

(4) Represents the estimated tax impact on the reconciling items.

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF INCOME

GAAP TO NON-GAAP RECONCILIATION

FULL YEAR 2014

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 2b

		Acquisition and
		Divestiture-	Restructuring	Certain Other	Adjustment
	GAAP	Related Costs (1)	Costs (2)	Items (3)	Subtotal	Non-GAAP
Sales	$42,237					$42,237

Costs, Expenses and Other
Materials and production	16,768	5,254	482		5,736	11,032
Marketing and administrative	11,606	234	200	193	627	10,979
Research and development	7,180	365	283		648	6,532
Restructuring costs	1,013		1,013		1,013	—
Equity income from affiliates	(257)					(257)
Other (income) expense, net	(11,356)	93		(11,811)	(11,718)	362
Income Before Taxes	17,283	(5,946)	(1,978)	11,618	3,694	13,589
Taxes on Income	5,349				2,045 (4)	3,304
Net Income	11,934				1,649	10,285
Less: Net Income Attributable to Noncontrolling Interests	14	(56)			(56)	70
Net Income Attributable to Merck & Co., Inc.	$11,920				$1,705	$10,215
Earnings per Common Share Assuming Dilution	$4.07					$3.49

Average Shares Outstanding Assuming Dilution	2,928					2,928
Tax Rate	30.9%					24.3%

Merck is providing non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance.  This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP.

(1) Amounts included in materials and production costs reflect expenses of $4.2 billion for the amortization of intangible assets recognized as a result of mergers and acquisitions, as well as $1.1 billion of impairment charges on product intangibles.  Amounts included in marketing and administrative expenses reflect merger integration costs, as well as transaction and certain other costs related to business acquisitions and divestitures.  Amounts included in research and development expenses reflect a charge of $316 million resulting from an increase in the fair value of a liability for contingent consideration, as well as in-process research and development (“IPR&D”) impairment charges of $49 million primarily related to the company’s joint venture with Supera.  Amount included in other (income) expense, net represents a goodwill impairment charge related to the joint venture with Supera.  Amount included in net income attributable to non-controlling interests represents the portion of intangible asset and goodwill impairment charges related to the joint venture with Supera that are attributable to non-controlling interests.

(2) Amounts primarily include employee separation costs and accelerated depreciation associated with facilities to be closed or divested related to actions under the company’s formal restructuring programs.

(3) Amount included in marketing and administrative expenses represents an additional year of expense related to the healthcare reform fee in accordance with final regulations issued in the third quarter by the Internal Revenue Service.  Included in other (income) expense, net is an $11.2 billion gain on the divestiture of Merck’s Consumer Care business, a $741 million gain related to AstraZeneca’s option exercise, gains of $480 million on the divestiture of certain ophthalmic products in several international markets and a $628 million loss on the extinguishment of debt.

(4) Represents the estimated tax impact on the reconciling items, including a net benefit of approximately $517 million recorded in connection with AstraZeneca’s option exercise, as well as a benefit of approximately $300 million associated with a capital loss generated in the first quarter.

MERCK & CO., INC.
FRANCHISE / KEY PRODUCT SALES
(AMOUNTS IN MILLIONS)
Table 3

	2014					2013					% Change	% Change
	1Q	2Q	3Q	4Q	Full Year	1Q	2Q	3Q	4Q	Full Year	4Q	Full Year

TOTAL SALES (1)	$10,264	$10,934	$10,557	$10,482	$42,237	$10,671	$11,010	$11,032	$11,319	$44,033	-7	-4
PHARMACEUTICAL	8,451	9,087	9,134	9,370	36,042	8,891	9,310	9,475	9,760	37,437	-4	-4
Primary Care and Women’s Health
Cardiovascular
Zetia	611	717	660	662	2,650	629	650	662	716	2,658	-8	0
Vytorin	361	417	369	370	1,516	394	417	396	436	1,643	-15	-8
Diabetes
Januvia	858	1,058	933	1,082	3,931	884	1,072	927	1,121	4,004	-3	-2
Janumet	476	519	505	570	2,071	409	474	442	503	1,829	13	13
General Medicine & Women’s Health
NuvaRing	168	178	186	191	723	151	171	170	193	686	-1	5
Implanon / Nexplanon	102	119	158	123	502	84	102	96	120	403	2	25
Dulera	102	103	124	132	460	68	79	82	95	324	39	42
Follistim AQ	110	102	97	102	412	122	134	124	101	481	1	-14
Hospital and Specialty
Hepatitis
Peglntron	112	103	84	81	381	126	142	104	124	496	-34	-23
Victrelis	59	46	27	21	153	110	116	121	81	428	-74	-64
HIV
Isentress	390	453	412	418	1,673	362	412	427	442	1,643	-5	2
Acute Care
Cancidas	166	156	183	175	681	162	163	151	183	660	-4	3
Invanz	114	134	141	139	529	110	120	130	128	488	9	8
Noxafil	74	98	107	122	402	65	71	75	98	309	25	30
Bridion	73	82	90	95	340	63	69	75	82	288	15	18
Primaxin	71	81	91	86	329	84	85	88	79	335	9	-2
Immunology
Remicade	604	607	604	557	2,372	549	527	574	620	2,271	-10	4
Simponi	157	174	170	188	689	108	120	126	146	500	29	38
Other
Cosopt / Trusopt	99	100	34	25	257	105	103	104	103	416	-76	-38
Oncology
Emend	122	144	136	151	553	116	135	123	134	507	13	9
Temodar	83	93	88	86	350	216	219	162	111	708	-23	-51
Keytruda	0	0	4	50	55	0	0	0	0	0	*	*
Diversified Brands
Respiratory
Nasonex	312	258	261	268	1,099	385	325	297	327	1,335	-18	-18
Singulair	271	284	218	319	1,092	337	281	280	298	1,196	7	-9
Clarinex	62	69	49	52	232	61	64	54	55	235	-6	-1
Other
Cozaar / Hyzaar	205	214	195	192	806	267	255	238	246	1,006	-22	-20
Arcoxia	128	141	132	118	519	121	121	112	131	484	-9	7
Fosamax	123	121	114	112	470	137	144	140	139	560	-20	-16
Propecia	74	58	66	67	264	68	67	71	77	283	-13	-7
Zocor	64	69	61	64	258	82	74	65	79	301	-19	-14
Remeron	50	40	47	56	193	52	53	44	56	206	-1	-6
Vaccines
Gardasil	383	409	590	356	1,738	390	383	665	394	1,831	-10	-5
ProQuad, M-M-R II and Varivax	280	326	421	366	1,394	272	339	421	273	1,306	34	7
Zostavax	142	156	181	285	765	168	141	185	264	758	8	1
Pneumovax 23	101	102	197	346	746	111	108	193	241	653	44	14
RotaTeq	169	147	174	169	659	162	144	201	129	636	31	4
Other Pharmaceutical (2)	1,175	1,209	1,225	1,174	4,778	1,361	1,430	1,350	1,435	5,570	-18	-14
ANIMAL HEALTH	813	872	885	885	3,454	840	851	800	871	3,362	2	3
CONSUMER CARE (3)	546	583	401	16	1,547	571	490	443	390	1,894	-96	-18
Claritin OTC	170	153	110	1	434	177	78	123	92	471	-99	-8
Other Revenues (4)	454	392	137	211	1,194	369	359	314	298	1,340	-29	-11
Astra	147	316	1	0	465	262	245	220	193	920	*	-50

* 100% or greater

Sum of quarterly amounts may not equal year-to-date amounts due to rounding.

(1) Only select products are shown.

(2) Includes Pharmaceutical products not individually shown above. Other Vaccines sales included in Other Pharmaceutical were $98 million, $76 million, $116 million and $88 million for the first, second, third and fourth quarters of 2014, respectively. Other Vaccines sales included in Other Pharmaceutical were $53 million, $86 million, $127 million, and $101 million for the first, second, third, and fourth quarters of 2013, respectively.

(3) On October 1, 2014, the company divested the Consumer Care business to Bayer. Fourth quarter 2014 reflect sales in Mexico and Korea. These markets had not yet received regulatory approval of the divestiture.

(4) Other revenues are comprised primarily of alliance revenue, third-party manufacturing sales and miscellaneous corporate revenues, including revenue hedging activities. On October 1, 2013, the company divested a substantial portion of its third-party manufacturing sales. On June 30, 2014, AstraZeneca exercised its option to buy Merck’s interest in a subsidiary and through it, Merck’s interest in Nexium and Prilosec. As a result, the company no longer records supply sales for these products. In addition, Other revenues in the fourth quarter and full year of 2013 reflect $50 million of revenue for the out-license of a pipeline compound.